EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS; DECLARES QUARTERLY CASH DIVIDEND

First year-over-year reduction in inventory since fiscal 2017, reflecting management’s efforts to improve working capital levels

Fourth quarter gross margin improved 320 basis points year-over-year

Generated $7.2 million in operating cash flow during the fourth quarter, helping the Company end the year with $24.3 million in cash and cash equivalents and no debt

Management expects to return to year-over-year sales growth and higher profitability in fiscal 2025

LaFox, IL, JULY 24, 2024: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its fourth quarter and fiscal year ended June 1, 2024. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“Fiscal 2024 was a difficult year for Richardson Electronics, as a result of challenging conditions within our semiconductor wafer fab market and program delays across several of our emerging GES opportunities. While these trends impacted sales and profitability during the year, our teams focused on maintaining gross margins, reducing inventory levels, strengthening our strong balance sheet, and investing in our long-term strategic growth opportunities. In fact, the fourth quarter marked the second consecutive quarter we experienced a decline in inventory and the first year-over-year decline in inventory since fiscal 2017. In addition, the Company generated $7.2 million in operating cash flow during the fourth quarter and we ended the year with no debt and $24.3 million in cash and cash equivalents,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President.

“As we look to fiscal 2025, we remain focused on pursuing significant long-term growth opportunities within our global GES markets. In addition, we are starting to see early indications of improving demand within our semiconductor wafer fab markets. As a result, we believe we will return to year-over-year sales growth and higher profitability in fiscal 2025,” concluded Mr. Richardson.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2024 was $47.4 million, compared to net sales of $58.8 million in the prior year’s fourth quarter. The 19.5% year-over-year decline in net sales was due to lower sales in PMT, GES and Canvys. PMT sales decreased $1.0 million from last year’s fourth quarter primarily due to lower sales of RF and Microwave products. GES sales decreased $10.6 million from last year’s fourth quarter, which included a large sale of EV locomotive battery modules that did not recur in fiscal 2024. Canvys sales decreased by $0.5 million, primarily due to economic conditions impacting medical OEM sales in North America. Richardson Healthcare sales increased $0.7 million from the fourth quarter of fiscal 2023 as a result of higher systems, CT tube and parts demand.

Backlog totaled $147.8 million at the end of the fourth quarter of fiscal 2024 versus $147.7 million at the end of the third quarter of fiscal 2024. The sequential increase was in GES, partially offset by decreases primarily in PMT and Canvys, which remain healthy. GES backlog of $42.3 million increased by $5.5 million from the third quarter of fiscal 2024.

Gross margin was 31.1% of net sales during the fourth quarter of fiscal 2024, compared to 27.9% during the fourth quarter of fiscal 2023. PMT gross margin increased to 31.1% from 29.0% due to a favorable product mix. GES gross margin increased to 25.5% from 23.4% due to product mix. Healthcare gross margin increased to 32.5% in the fourth quarter of fiscal 2024 compared to 23.7% in the prior year’s fourth quarter as a result of an improved product mix and lower scrap costs. Canvys’ gross margin increased to 33.5% from 32.9% primarily because of product mix.

Operating expenses were $14.8 million, compared to $15.0 million in the fourth quarter of fiscal 2023. The decrease in operating expenses resulted from lower incentives expense, partially offset by higher R&D expense.

The Company reported an operating loss of $0.1 million for the fourth quarter of fiscal 2024, compared to operating income of $1.4 million in the prior year’s fourth quarter. Other expense for the fourth quarter of fiscal 2024, including interest income and foreign exchange, was less than $0.1 million, compared to other income of $0.1 million in the fourth quarter of fiscal 2023.

Income tax benefit was less than $0.1 million and non-GAAP income tax benefit* was $0.4 million for the fourth quarter of fiscal 2024, versus an income tax benefit of $2.6 million and non-GAAP income tax benefit* of $0.2 million in the prior year’s fourth quarter. The fourth quarter of fiscal 2024 included $0.4 million for an R&D tax credit for the current fiscal year and a one-time total credit of $0.5 million for fiscal years 2020 through 2023. In addition, the fourth quarter of fiscal 2024 included $0.9 million in income tax expense for the establishment of an Illinois state tax valuation allowance related to the limitation of NOLs.

Net loss for the fourth quarter of fiscal 2024 was $0.1 million and non-GAAP net income* was $0.3 million, compared to net income of $4.1 million and non-GAAP net income* of $1.8 million in the fourth quarter of fiscal 2023. Loss per common share (diluted) was $0.01 and non-GAAP earnings per common share (diluted)* were $0.02 in the fourth quarter of fiscal 2024 compared to earnings per common share (diluted) of $0.27 and non-GAAP earnings per common share (diluted)* of $0.11 in the fourth quarter of fiscal 2023.

Cash and investments were $24.3 million as of June 1, 2024, versus $18.9 million on March 2, 2024, and $25.0 million on May 27, 2023. The generation of cash during the fourth quarter of fiscal 2024 related to lower inventory and accounts receivable, partially offset by lower accounts payable. The Company invested $1.0 million during the quarter in capital expenditures primarily related to its facilities and IT systems and $4.0 million for fiscal 2024, versus $2.4 million during last year’s fourth quarter and $7.4 million for fiscal 2023.

Fiscal 2024 Results

Net sales for fiscal 2024 were $196.5 million, a decrease of 25.2%, compared to net sales of $262.7 million during fiscal 2023. Sales decreased by $35.6 million or 21.7% for PMT, $24.4 million or 51.2% for GES and $6.9 million or 17.5% for Canvys. Sales increased by $0.7 million, or 5.7% for Richardson Healthcare.

Gross margin was 30.5% of net sales during fiscal 2024, compared to 31.9% during fiscal 2023 primarily because of product mix and manufacturing under absorption in PMT, product mix in GES, as well as increased manufacturing under absorption in Healthcare, partially offset by a favorable product mix and lower freight costs in Canvys.

Operating expenses increased to $59.5 million for fiscal 2024, compared to $58.7 million for fiscal 2023. The increase in operating expenses resulted from higher R&D and salaries expenses, partially offset by lower incentives expenses.

Operating income during fiscal 2024 was $0.3 million, compared to an operating income of $25.0 million during fiscal 2023.

Other expenses for fiscal 2024, including interest income and foreign exchange, were $0.2 million, as compared to other income of less than $0.1 million in fiscal 2023.

Income tax expense was $0.1 million and non-GAAP income tax benefit* was $0.3 million for fiscal 2024. The income tax expense of $0.1 million for fiscal 2024 resulted from the $0.9 million establishment of an Illinois state tax valuation allowance, offset by both current year R&D tax credit of $0.4 million and prior years’ R&D tax credits of $0.5 million. The income tax expense was $2.7 million and non-GAAP income tax expense* was $5.0 million for fiscal 2023.

Net income for fiscal 2024 was $0.1 million and non-GAAP net income* was $0.5 million, versus net income of $22.3 million and non-GAAP net income* of $20.0 million during fiscal 2023.

Earnings per common share (diluted) were $0.00 and non-GAAP earnings per common share (diluted)* were $0.03 for fiscal 2024, compared to earnings per common share (diluted) of $1.55 and non-GAAP earnings per common share (diluted)* of $1.39 for fiscal 2023.

*Please refer to Unaudited Reconciliation between GAAP and non-GAAP Financial Measures below for a reconciliation of non-GAAP items to the comparable GAAP measures.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on August 28, 2024, to common stockholders of record as of August 9, 2024.

NON-GAAP FINANCIAL MEASURES

In addition to the results reported in accordance with generally accepted accounting principles in the United States (GAAP) included throughout this press release, the Company has provided information regarding “Non-GAAP income tax benefit or expense,” “Non-GAAP net income,” and “Non-GAAP earnings per common share (diluted)” (each, a Non-GAAP financial measure). Each of these non-GAAP financial measures reflects the exclusion of a one-time tax benefit or expense related to the reversal or establishment of a tax valuation allowance and a one-time total R&D Tax Credit from prior fiscal years from the most directly comparable financial measure calculated and presented in accordance with GAAP income tax benefit or expense, GAAP net (loss) income, and GAAP (loss) earnings per common share (diluted). Detailed reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

Management believes that the disclosure of these non-GAAP financial measures provides useful information to investors in assessing the Company’s financial performance excluding items that are not considered by the Company to be indicative of the Company’s ongoing results. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our financial performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. The non-GAAP financial measures incorporated herein are not intended to be used as a substitute for the related GAAP measurements. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Thursday, July 25, 2024, at 9:00 a.m. Central Time, to discuss its fourth quarter and fiscal-year 2024 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on July 25, 2024, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on July 31, 2023, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Nearly 55% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 1, 2024	May 27, 2023
Assets
Current assets:
Cash and cash equivalents	$24,263	$24,981
Accounts receivable, less allowance of $323 and $191, respectively	24,845	30,067
Inventories, net	110,149	110,402
Prepaid expenses and other assets	2,397	2,633
Total current assets	161,654	168,083
Non-current assets:
Property, plant and equipment, net	20,681	20,823
Intangible assets, net	1,641	1,892
Right of use lease assets	2,760	2,457
Deferred income taxes	5,500	4,526
Other non-current assets	209	267
Total non-current assets	30,791	29,965
Total assets	$192,445	$198,048
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,458	$23,535
Accrued liabilities	15,404	12,026
Lease liability current	1,169	1,028
Total current liabilities	32,031	36,589
Non-current liabilities:
Deferred income tax liabilities	90	98
Lease liability non-current	1,591	1,429
Other non-current liabilities	781	612
Total non-current liabilities	2,462	2,139
Total liabilities	34,493	38,728
Stockholders’ Equity
Common stock, $0.05 par value; 12,254 shares issued and outstanding on June 1, 2024 and 12,140 shares issues and outstanding on May 27, 2023	613	607
Class B common stock, convertible, $0.05 par value; 2,049 shares issued and outstanding on June 1, 2024 and 2,052 shares issued and outstanding on May 27, 2023	102	103
Preferred stock, $1.00 par value, no shares issued and outstanding	—	—
Additional paid-in-capital	72,744	70,951
Retained earnings	83,729	87,044
Accumulated other comprehensive income	764	615
Total stockholders’ equity	157,952	159,320
Total liabilities and stockholders’ equity	$192,445	$198,048

Richardson Electronics, Ltd.

Consolidated Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 1, 2024	May 27, 2023	June 1, 2024	May 27, 2023
Net sales	$47,374	$58,832	$196,460	$262,658
Cost of sales, exclusive of depreciation and amortization	32,650	42,426	136,494	178,969
Gross profit	14,724	16,406	59,966	83,689
Selling, general and administrative expenses, inclusive of depreciation and amortization	14,838	15,009	59,548	58,713
Loss (gain) on disposal of assets	—	5	70	(7)
Operating (loss) income	(114)	1,392	348	24,983
Other expense (income):
Investment/interest income	(60)	(116)	(284)	(295)
Foreign exchange loss (gain)	89	(27)	436	278
Other, net	(4)	(1)	39	(30)
Total other expense (income)	25	(144)	191	(47)
(Loss) income before income taxes	(139)	1,536	157	25,030
Income tax (benefit) provision	(20)	(2,584)	96	2,697
Net (loss) income	(119)	4,120	61	22,333
Foreign currency translation (loss) gain, net of tax	(236)	525	149	(185)
Comprehensive (loss) income	$(355)	$4,645	$210	$22,148

Net (loss) income per share:
Common shares - Basic	$(0.01)	$0.29	$0.00	$1.62
Class B common shares - Basic	(0.01)	0.27	0.00	1.46
Common shares - Diluted	(0.01)	0.27	0.00	1.55
Class B common shares - Diluted	(0.01)	0.25	0.00	1.40

Weighted average number of shares:
Common shares - Basic	12,233	12,092	12,214	11,943
Class B common shares - Basic	2,050	2,052	2,051	2,052
Common shares - Diluted	12,406	12,599	12,464	12,542
Class B common shares - Diluted	2,050	2,052	2,051	2,052

Richardson Electronics, Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	June 1, 2024	May 27, 2023
Operating activities:
Net income	$61	$22,333
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	4,307	3,671
Inventory provisions	606	466
Loss (gain) on disposal of assets	70	(7)
Share-based compensation expense	1,326	936
Deferred income taxes	(1,004)	(138)
Change in assets and liabilities:
Accounts receivable	5,297	(363)
Inventories	66	(30,452)
Prepaid expenses and other assets	250	(519)
Accounts payable	(8,124)	(439)
Accrued liabilities	3,396	(4,006)
Other	273	319
Net cash provided by (used in) operating activities	6,524	(8,199)
Investing activities:
Capital expenditures	(4,041)	(7,378)
Proceeds from sale of property, plant & equipment	—	194
Proceeds from maturity of investments	—	5,000
Net cash used in investing activities	(4,041)	(2,184)
Financing activities:
Proceeds from issuance of common stock	591	3,778
Cash dividends paid on Common and Class B Common shares	(3,376)	(3,320)
Proceeds from revolving credit facility	3,744	—
Repayment of revolving credit facility	(3,744)	—
Other	(120)	(69)
Net cash (used in) provided by financing activities	(2,905)	389
Effect of exchange rate changes on cash and cash equivalents	(296)	(520)
Decrease in cash and cash equivalents	(718)	(10,514)
Cash and cash equivalents at beginning of period	24,981	35,495
Cash and cash equivalents at end of period	$24,263	$24,981

Richardson Electronics, Ltd.

Net Sales and Gross Profit

For the Fourth Quarter and Fiscal 2024 and 2023

($ in thousands)

By Strategic Business Unit:

Net Sales
		Three Months Ended		FY24 vs. FY23
		June 1, 2024	May 27, 2023	% Change
PMT		$30,498	$31,538	-3.3%
GES		4,699	15,321	-69.3%
Canvys		8,674	9,154	-5.2%
Healthcare		3,503	2,819	24.3%
Total		$47,374	$58,832	-19.5%

		Twelve Months Ended		FY24 vs. FY23
		June 1, 2024	May 27, 2023	% Change
PMT		$128,697	$164,299	-21.7%
GES		23,233	47,596	-51.2%
Canvys		32,444	39,331	-17.5%
Healthcare		12,086	11,432	5.7%
Total		$196,460	$262,658	-25.2%

Gross Profit
	Three Months Ended
	June 1, 2024	% of Net Sales	May 27, 2023	% of Net Sales
PMT	$9,486	31.1%	$9,139	29.0%
GES	1,196	25.5%	3,587	23.4%
Canvys	2,903	33.5%	3,011	32.9%
Healthcare	1,139	32.5%	669	23.7%
Total	$14,724	31.1%	$16,406	27.9%

	Twelve Months Ended
	June 1, 2024	% of Net Sales	May 27, 2023	% of Net Sales
PMT	$38,717	30.1%	$54,089	32.9%
GES	6,607	28.4%	13,719	28.8%
Canvys	10,973	33.8%	12,375	31.5%
Healthcare	3,669	30.4%	3,506	30.7%
Total	$59,966	30.5%	$83,689	31.9%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the Fourth Quarter and Fiscal 2024 and 2023

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 1, 2024	May 27, 2023	June 1, 2024	May 27, 2023
(Loss) income before income taxes	$(139)	$1,536	$157	$25,030

Income tax (benefit) provision reconciliation
Income tax (benefit) provision	$(20)	$(2,584)	$96	$2,697
Prior years' R&D credit	462	580	462	580
Valuation allowance adjustment	(861)	1,755	(861)	1,755
Non-GAAP income tax (benefit) provision	$(419)	$(249)	$(303)	$5,032

Net income (loss) reconciliation
Net (loss) income	$(119)	$4,120	$61	$22,333
Prior years' R&D credit	462	580	462	580
Valuation allowance adjustment	(861)	1,755	(861)	1,755
Non-GAAP net income	$280	$1,785	$460	$19,998

Net income (loss) per share (diluted) reconciliation
Net (loss) income per share (diluted)	$(0.01)	$0.27	$0.00	$1.55
VA adjustment and prior years' R&D credit	0.03	(0.16)	0.03	(0.16)
Non-GAAP net income per share (diluted)	$0.02	$0.11	$0.03	$1.39